Description of

SENIOR OFFICERS DEFERRED COMPENSATION PLAN

of

Arrow Financial Corporation

Arrow Financial Corporation (the “Company”) maintains an unfunded Senior Officers Deferred Compensation Plan (the “Plan”).  Under the Plan, any Senior Officer (as defined below) may elect in writing on or before December 31 of any year to defer receipt of all or any portion of the Senior Officer’s compensation for the following calendar year.  Once made, a deferral continues to be in effect for all ensuing calendar years unless and until the Senior Officer, by written notice, amends the election (to defer a greater or lesser amount of compensation) or terminates the election or until such person ceases to be a Senior Officer.  An amendment or termination of a deferral election, or cessation of participation due to a change in status, will take effect only as of the commencement of the ensuing calendar year.

Under the Plan, a Senior Officer is defined to include any full-time employee of the Company or any subsidiary of the Company who is designated as a “Senior Officer” by the Company.  It is intended that amounts deferred under the Plan, and accumulated interest thereon, will not be deemed taxable income to the participating Senior Officer, and will not be deductible compensation from the standpoint of the Company or its subsidiaries, until such amounts are actually distributed.

The Company maintains for each Senior Officer participating in the Plan a separate Plan account.  The account is credited with the dollar amount of deferrals, together with accrual of interest thereon from time to time at a rate equal to the highest rate currently being paid on individual retirement accounts by the Company’s subsidiary, Glens Falls National Bank and Trust Company.

Upon a Senior Officer’s Termination of Employment, deferred amounts and accumulated interest thereon in the Senior Officer’s Plan account are distributed to the Senior Officer in a single lump sum or, if the Senior Officer shall have so designated in his initial deferral election, in such number of equal annual installments and over such periods as shall have been designated, not to exceed five (5) years.  Such distribution or distributions are to commence on the first business day of the month following the six month anniversary of the Senior Officer’s Termination of Employment.

A Senior Officer will be permitted one opportunity to change the form of payment initially elected under the Plan provided that (i) such election will not take effect until 12 months after the date on which the election is made; (ii) the commencement of the payment or payments must be deferred for at least 5 years after the date such payment or payments would otherwise have commenced; and (iii) such election must be made at least 12 months before the date the payment or payments would otherwise have commenced.

In the case of financial hardship, the Board may approve the immediate distribution to the Senior Officer of all or any portion of the amount in the Senior Officer’s Plan account, whether or not the employment or officer status of the Senior Officer shall have terminated.  A distribution will be on account of financial hardship if the distribution is on account of an unforeseeable emergency, as defined in Internal Revenue Code Section 409A(a)(2)(B)(ii) and the regulations thereunder, and such distribution is made in accordance with the rules set forth in such regulations.  The distribution cannot exceed the amount required to meet such hardship and only to the extent such amount is not reasonably available from the Senior Officer’s other resources.

Upon the death of a Senior Officer prior to full distribution of amounts in the Senior Officer’s Plan account, all remaining amounts in the Plan shall be distributed to the beneficiary or beneficiaries designated by the Senior Officer, or in lieu of such designation to the estate of the Senior Officer.   Such distribution will be made in a lump sum payment within 60 days following the date of the Senior Officer’s death, provided that the beneficiary(ies) or estate may not specify the calendar year of distribution.

For purposes of this Plan, the term “Termination of Employment” means separation from service, as defined in Section 409A of the Internal Revue Code of 1986 and the regulations thereunder, from the Company and all its Affiliates.  For purposes of the preceding sentence, the term “Affiliates” means all corporations and business entities that are, along with the Company, members of a controlled group of corporations and businesses, as defined in Internal Revenue Code Sections 414(b) and 414(c), except that the language “at least 50 percent” is used instead of “at least 80 percent in applying the rules of Sections 414(b) and 414(c).

Senior Officers Deferred Compensation Plan - Initial Election

Election to Defer Base Salary

To the Board of Directors of Arrow Financial Corporation:

I, the undersigned, a senior officer of Arrow Financial Corporation or an affiliate company do hereby elect to defer the receipt of _____% of my annual base salary under the Senior Officers Deferred Compensation Plan adopted by the Board of Directors of Arrow Financial Corporation.

My election shall continue from calendar year to calendar year unless I inform the Board of Directors, in writing, of my election to amend or terminate further deferment of base salary under said plan, which amendment or termination shall be effective as of the commencement of the ensuing calendar year.

Payment Method Election

I request distribution of the fees hereby deferred together with the interest credited thereon, to be made on the first business day of the month following the six month anniversary of my Termination of Employment (as defined in the Plan), in the following form:

____ Lump Sum.

____ Annual Installments divided evenly over ____ Years (maximum 5 years.)

I acknowledge that I have one opportunity to change my method of payment after making this Initial Election and that the following rules apply:

•

The new election cannot be effective for at twelve (12) months after it is made.

•

Commencement of the payment must be delayed to a date at least five (5) years from the date payment would otherwise have commenced.

•

The election to change the method of payment must be made at least twelve (12) months before the first scheduled payment would otherwise have been made.

Beneficiary Designation

For purposes of said Plan, I hereby designate __________ as my Primary Beneficiary, if living at the time of my death and, if not, then __________ as my Contingent Beneficiary.  I understand that I will have the right to change such beneficiary at any time prior to my death or prior to all of the funds credited to my account being disbursed to me under the terms of said Plan.

Date ___________________

Signed

Print Name

Witness